Exhibit 99.1

NOTICE OF REDEMPTION TO THE HOLDERS OF THE

4.75% Convertible Senior Notes due 2023

of SuRo Capital Corp.

(CUSIP No. 36191JAC5)*

Redemption Date: March 29, 2021

NOTICE IS HEREBY GIVEN, pursuant to the Indenture dated as of March 28, 2018 (the “Base Indenture”), between SuRo Capital Corp., a Maryland corporation (the “Company”), and U.S. Bank National Association (the “Trustee), and Section 15.02 of the First Supplemental Indenture dated as of March 28, 2018 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), that the Company is electing to exercise its option to redeem, in whole, the 4.75% Convertible Senior Notes due 2023 (the “Notes”). The Company will redeem $38,215,000 in aggregate principal amount of the issued and outstanding Notes on March 29, 2021 (the “Redemption Date”). The redemption price for the Notes equals $1,000 in principal amount per Note being redeemed, plus the accrued and unpaid interest thereon from September 30, 2020, through, but excluding, the Redemption Date (the “Redemption Payment”). The aggregate accrued interest on the Notes being redeemed that is payable on the Redemption Date will be approximately $902,563.99 (or approximately $902.56 on each $1,000 principal amount of such Notes).

On the Redemption Date, the Redemption Payment will become due and payable to the Holders of the Notes selected for redemption. Interest on the $38,215,000 in principal amount of Notes being redeemed will cease to accrue on and after the Redemption Date. Unless the Company defaults in paying the Redemption Payment with respect to such Notes, the only remaining right of the Holders with respect to such Notes will be to receive payment of the Redemption Payment upon presentation and surrender of such Notes to the Trustee in its capacity as Paying Agent. Notes held in book-entry form will be redeemed and the Redemption Payment with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company.

Holders of the Notes may surrender their Notes for conversion into shares of the Company’s common stock in lieu of cash at any time prior to the close of business on the business day immediate preceding the Redemption Date. As of the date of this notice, the conversion rate for the Notes is 108.0505 shares of the Company’s common stock for each $1,000 principal amount of the Notes, which represents a current conversion price of approximately $9.25 per share.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

Questions relating to this notice of redemption should be directed to U.S. Bank National Association via telephone at 1-800-934-6802. Payment of the Redemption Payment to the Holders will be made upon presentation and surrender of the Notes in the following manner:

If by Mail, Hand or Overnight Mail: U.S. Bank Corporate Trust Services 111 Fillmore Avenue E. St. Paul, MN 55107

*The CUSIP number has been assigned to this issue by organizations not affiliated with the Company or the Trustee and is included solely for the convenience of the Holders of the Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness or accuracy of the same on the Notes or as indicated in this Notice of Redemption.

NOTICE

Under U.S. federal income tax law, the Trustee or other withholding agent may be required to withhold twenty-four percent (24%) of any gross payment to a holder who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, please complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for redemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

SuRo Capital Corp.

Dated: February 19, 2021	By: U.S. Bank National Association, as Trustee and Paying Agent